UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, DC 20549

                   ______________


                     FORM 8-K/A

              AMENDMENT OR REPORT FILED

       PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest event reported):
          October 7, 1997 ( August 1, 1997)

            McWhorter Technologies, Inc.
 (Exact Name of Registrant as Specified in Charter)

                   Amendment No. 1

     Delaware                      1-12854             36-3919940
(State or Other Jurisdiction     (Commission          (IRS Employer
of Incorporation)                 File Number)         Identification No.)


  400 East Cottage Place, Carpentersville, Illinois
                        60110
 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:
                    847-428-2657


(Former Name or Former Address, if Changed Since Last Report)



The undersigned registrant hereby amends the following item, financial statements, exhibits or other portions of its Form 8-K dated August 11, 1997 as set forth in the pages attached hereto:

     Item 2.  Acquisition or Disposition of Assets

     Item 7.  Financial Statements, Pro Forma
              Financial Information, and Exhibits

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

     On August 1, 1997, McWhorter Technologies, Inc.
(the "Company") completed the acquisition of Syntech
S.p.A. and its affiliated entities and subsidiaries.
The aggregate consideration paid was $47,107,128 in cash and approximately $15,500,000 of debt assumed. The cash portion of the purchase consideration was made available from the Company's $150,000,000 credit facility.

     The transaction involved the acquisition of all of the outstanding stock and warrants of Synthetic Resin
Technologies S.A., the Luxembourg holding company of Syntech S.p.A. , and all of the stock of Syntech, Inc.
from Antonio Napoli & C.s.a.p.a., Gestin S.r.l. and
Cable Beach Holdings Ltd. Upon completion of the transaction, the Company contributed such stock and warrants to its wholly-owned U.K. subsidiary McWhorter
Holdings Ltd., and the Luxembourg holding company was liquidated.

     The acquisition requires the filing of financial statements and pro forma financial information pursuant to Rule 3-05(b) and Article 11 of Regulation S-X.

ITEM 7.        FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
               INFORMATION AND EXHIBITS.

(a)  Financial statements of business acquired:

     Report of Reconta Ernst & Young S.p.A........................ F-2

     Consolidated Balance Sheet  as of December 31, 1996.......... F-3

     Consolidated Statement of Income for the Year Ended
        December 31, 1996......................................... F-4

     Consolidated Statement of Cash Flows for the Year Ended
        December 31, 1996......................................... F-5

     Statement of Changes in Shareholders' Equity for the
        Year Ended December 31, 1996.............................. F-6

     Notes to Consolidated Financial Statements................... F-7

     Consolidated Statements of Income for Three Months
        Ended March 31, 1997 and 1996 (unaudited)................. F-19

     Consolidated Balance Sheet as of March 31, 1997 (unaudited).. F-20

     Consolidated Statements of Cash Flows for Three Months Ended
         March 31, 1997 and 1996 (unaudited)...................... F-21

(b)  Pro forma financial information

     McWhorter Technologies, Inc. and Syntech S.p.A. Pro Forma
         Consolidated Financial Statements (unaudited)............ F-22

     Pro Forma Consolidated Balance Sheet as of April 30, 1997
         (unaudited).............................................. F-23

     Pro Forma Consolidated Statement of Income for the Year
         Ended October 31, 1996 (unaudited)....................... F-24

     Pro Forma Consolidated Statements of Income for the
         Six Months Ended April 30, 1997 (unaudited).............. F-25

     Notes to Pro Forma Consolidated Balance Sheet................ F-26

     Notes to Pro Forma Consolidated Statements of Income......... F-27

The unaudited pro forma consolidated balance sheet as of April 30, 1997, gives effect to the acquisition of Syntech S.p.A. by McWhorter Technologies, Inc. as if the acquisition, accounted for as a purchase, had occurred on April 30, 1997. The unaudited pro forma consolidated statements of income for the year ended October 31, 1996, and the six month period ended April 30, 1997, give effect to the acquisition as if the acquisition had occurred at the beginning of the period presented. The pro forma information is based on historical financial statements of Syntech S.p.A. and McWhorter Technologies,
Inc. after giving effect to the proposed transaction using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma consolidated financial statements.
McWhorter Technologies, Inc. will continue its review to determine the fair value of the acquired assets and liabilities. The pro forma consolidated financial statements have been prepared on the basis of preliminary estimates.

These pro forma financial statements may not be indicative of the results that actually would have occurred if the combination not been in effect on the dates indicated or which may be obtained in the future.
The pro forma financial statements should be read in conjunction with the audited financial statements of McWhorter Technologies, Inc. for the year ended October
31, 1996, and the audited financial statements of Syntech
S.p.A. for the year ended December 31, 1996.

(c)  Exhibits.

     2.1       Stock Purchase Agreement By and
               Between McWhorter Technologies, Inc.
               and Antonio Napoli & C.s.a.p.a. and
               Gestin S.r.l. (previously filed on
               Form 8-K).

     2.2       Warrant Purchase Agreement Between
               McWhorter Technologies, Inc. and
               Cable Beach Holdings Ltd. (previously
               filed on Form 8-K).

     23.1      Consent of Reconta Ernst & Young S.p.A.

                     SIGNATURES


Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                              McWhorter Technologies, Inc.
                              /s/ Louise M. Tonozzi-Frederick
                              Louise M. Tonozzi- Frederick
                              Vice President and Chief Financial Officer

Date:  October 7, 1997

                   SYNTECH S.p.A. AND SUBSIDIARIES



                   CONSOLIDATED FINANCIAL STATEMENTS
                     YEAR ENDED DECEMBER 31, 1996


                                 WITH


                      REPORT OF INDEPENDENT AUDITORS

                      REPORT OF INDEPENDENT AUDITORS


To the Board of Directors of
Syntech S.p.A.

We have audited the accompanying consolidated balance sheet of Syntech S.p.A. and Subsidiaries as of December 31, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Syntech S.p.A. and Subsidiaries at December 31, 1996 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.



                                   /s/ Reconta Ernst & Young S.p.A.
                                   RECONTA ERNST & YOUNG S.p.A.


Milan, Italy
July 24, 1997

                     Syntech S.p.A. and Subsidiaries
                       Consolidated Balance Sheet
                         as of December 31, 1996


                               Millions of           Thousands of
ASSETS                            Lire             U.S. Dollars (1)
Current assets
  Cash                             2,626                   1,545
  Accounts receivable, less
    allowance for doubtful
    accounts of Lire 2,163        40,930                  24,076
  Inventories
    Finished products              5,355                   3,150
    Raw materials                  5,879                   3,458
                                  11,234                   6,608
  Accounts receivable -
    affiliates                       938                     552
  Taxes receivable                   461                     271
  Deferred income taxes (Note 9)   1,152                     678
  Other current assets               792                     466
Total current assets              58,133                  34,196
Property, plant and equipment
  (Note 3)                        61,620                  36,247
Less accumulated depreciation    (32,348)                (19,028)
                                  29,272                  17,219
Investments in, and advances to,
  equity investees                 2,696                   1,586
                                  90,101                  53,001

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term borrowings (Note 4):
    From banks                    22,435                  13,197
    From Gestin S.r.l.             1,300                     765
  Trade accounts payable          32,087                  18,875
  Current portion of long-term
    debt (Note 5)                  2,861                   1,683
  Current portion of capital
    lease obligation (Note 10)       931                     548
  Income taxes payable             1,260                     741
  Debentures held by Gestin
    (Note 6)                       1,200                     706
  Payable to affiliates              385                     226
  Accrued expenses                 1,874                   1,102
  Other current liabilities        1,970                   1,159
Total current liabilities         66,303                  39,002
Long-term debt, less current
  portion (Note 5)                 3,094                   1,820
Capital lease obligations, less
  current portion (Note 10)        1,617                     951
Termination indemnities (Note 7)   3,212                   1,889
Deferred income taxes (Note 9)     5,132                   3,019
Shareholders' equity (Notes 1 and 8)
  Common stock, Lire 1,000 par
    value: authorized, issued and
    outstanding 5,220,000 shares   5,220                   3,071
  Additional paid-in capital          26                      15
  Retained earnings                5,497                   3,234
                                  10,743                   6,319
                                  90,101                  53,001


(1) Exchange rate:  Lire 1,700 =  1 U.S. dollar as of July 1, 1997


             See Notes to Consolidated Financial Statements


                     Syntech S.p.A. and Subsidiaries
                    Consolidated Statement of Income
                  for the year ended December 31, 1996


                                         Millions of          Thousands of
                                            Lire            U.S. Dollars (1)
Net sales                                      142,060                 83,565
Other revenues:
 - equity in earnings of investees      219                     129
 - royalties                            269                     158
 - other services                       447        935          263       550
                                               142,995                 84,115
Costs and expenses
  Cost of sales                                113,597                 66,822
  Research                                       2,303                  1,355
  Selling                                       11,777                  6,928
  General and administrative                     7,136                  4,198
  Other (income) expense, net                      266                    156
Income from operations                           7,916                  4,656
Interest expense, net of interest
  income of Lire 297                             3,487                  2,051
Income before provision for income
  taxes                                          4,429                  2,605
Provision for income taxes (Note 9)              1,795                  1,056
Net income for the year                          2,634                  1,549

(1) Exchange rate:  Lire 1,700 =  1 U.S. dollar as of July 1, 1997

             See Notes to Consolidated Financial Statements


                     Syntech S.p.A. and Subsidiaries
                  Consolidated Statement of Cash Flows
                  for the year ended December 31, 1996

                                           Millions of       Thousands of
                                               Lire         U.S. Dollars (1)
Operating activities
  Net income                                    2,634              1,549
  Adjustments to reconcile net income
    to net cash provided (used) by
    operating activities:
    Depreciation and amortization               3,460              2,035
    Deferred income taxes                         735                432
    Provision for termination indemnities         651                383
    Provision for doubtful accounts               551                324
    Equity in earnings of equity investees       (221)              (130)
    Changes of operating assets and liabilities:
       Accounts receivable                      3,373              1,984
       Inventories                              1,526                898
       Trade accounts payable                  (1,518)              (893)
       Decrease in other current assets           763                449
       Increase in current liabilities          1,918              1,128
    Payment of termination indemnities            (57)               (34)
Net cash provided by operating activities      13,815              8,126

Investing activities
  Additions to property, plant and equipment   (3,074)            (1,808)
  Investment in and advances to equity
    investee                                   (1,876)            (1,104)
  Net cash used in investing activities        (4,950)            (2,912)

Financing activities
  Net change in short-term borrowings          (6,975)            (4,103)
  Net increase in short-term borrowings
    from Gestin S.r.l.                            800                471
  Payments on long-term debt and capital
    lease obligation                           (4,444)            (2,614)
  Proceeds from long-term debt                  1,850              1,088
  Dividends paid                                 (300)              (176)
  Net cash used in financing activities        (9,069)            (5,335)
  Net decrease in cash and cash equivalents      (204)              (120)
  Cash at beginning of year                     2,830              1,665
  Cash at end of year                           2,626              1,545

Supplementary information:
  Interest paid                                 3,917              2,304
  Income taxes paid                               398                234


(1) Exchange rate:  Lire 1,700 =  1 U.S. dollar as of July 1, 1997


             See Notes to Consolidated Financial Statements

                     Syntech S.p.A. and Subsidiaries
              Statement of Changes in Shareholders' Equity
                  for the year ended December 31, 1996
        (in millions of Italian Lire unless indicated otherwise)


                                            Additional
                                  Common      paid in     Retained
                                  Stock       capital     earnings    Total
Balance, December 31, 1995        5,220          26         3,163     8,409
  Net income for the year                                   2,634     2,634
  Dividends paid                                             (300)     (300)
Balance, December 31, 1996        5,220          26         5,497    10,743
Balance, December 31, 1996
 in thousands of U.S. Dollars(1)  3,071          15         3,234     6,319


(1) Exchange rate:  Lire 1,700 =  1 U.S. dollar as of July 1, 1997

             See Notes to Consolidated Financial Statements

                     Syntech S.p.A. and Subsidiaries
               Notes to Consolidated Financial Statements
                            December 31, 1996
        (in millions of Italian Lire unless indicated otherwise)


1. Background and Basis of Presentation

At December 31, 1996, Syntech S.p.A. (the Company) was a wholly-owned subsidiary of Gestin S.r.l.(Gestin). It was formed by Gestin in 1992 through the merger of two of its wholly-owned subsidiaries (ICS Resine Sintetiche S.p.A. and Novaresine S.p.A.). This consolidation of interests has been accounted for in the accompanying consolidated financial statements as a reorganization under common control under which it is assumed that the companies have been combined since they were formed or acquired by Gestin. Consequently, the carrying amounts of the assets and liabilities of the combined entities were not adjusted at their transfer dates in accounting for the reorganization and the equity sections of the two companies were combined.

On June 4, 1997, Gestin S.r.l. transferred 50% of its shares in Syntech S.p.A. to a third party, Fintes S.r.l. Effective July 15 and 16, 1997 Gestin S.r.l.
and Fintes S.r.l. transferred their ownership of the Syntech shares to a newly formed Company, Syntech Resin Technologies S.A. located in Luxembourg, who became the 100% owner of Syntech S.p.A.. The agreement between Syntech
Resin Technologies S.A. and Fintes S.r.l. includes an irrevocable re-acquisition right by the latter of the same shares sold, exercisable at any time and for the same price, by Fintes S.r.l. up to December 15, 1997. In addition, the shares of Syntech S.p.A. sold by Fintes S.r.l. remain pledged in favor of the former shareholder up to December 15, 1997. Fintes S.r.l. may, at its own decision, relinquish the re-acquisition right and the pledge on the Syntech shares at any time before December 15, 1997.

The Company operates in one business segment for the research, development, production and distribution of industrial synthetic resins used primarily in the production of liquids and powder paints. Production activity is conducted in two plants located in Italy. As indicated in Note 13, approximately 43% of sales are for the export market.

The consolidated financial statements include the accounts of Syntech S.p.A. and its wholly-owned selling subsidiaries, Syntech France and Syntech Inc. The interest in the latter subsidiary has been increased in 1996 from 67% to 100% with the acquisition of the 33% minority interest from a third party. The acquisition has been accounted for using the purchase method of accounting and the results of operations reflect the increased ownership from the date of acquisition. The acquisition did not have a significant effect on the 1996 operating results.

The Company also has a 50% equity interest in Syntech Far East, a company based in China, and a 49% equity interest in Raisio S.r.l., a sales company based in Italy. These investments are accounted for under the equity method of accounting. At December 31, 1996, the equity in accumulated earnings of these companies since date of acquisition was immaterial because the investee companies have recently commenced operations.

                     Syntech S.p.A. and Subsidiaries
               Notes to Consolidated Financial Statements
                            December 31, 1996
        (in millions of Italian Lire unless indicated otherwise)


The Companies maintain their accounting records in order to prepare financial statements for local reporting purposes in the countries in which they operate. Adjustments have been made to such financial statements to present them, on a consolidated basis, in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP). These adjustments relate principally to different methods of reporting inventories, property plant and equipment, depreciation, intangibles, accruals and provisions, recording leases and deferred income taxes in addition to the consolidation adjustments. The net effect of these adjustments is to increase net income for the current year by Lire 970 and net equity at December 31, 1996, by Lire 2,970.


2. Significant Accounting Policies

Principles of Consolidation. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition. Sales are recorded as revenue when ownership is transferred to customers, generally upon the shipment of products.

Inventories. Inventories are valued at the lower of cost or market. Cost is determined on a FIFO basis.

Property, Plant and Equipment. Property, plant and equipment is recorded at their historical cost. All expenditures for additions and improvements are capitalized. Normal maintenance and repair costs for property, plant and equipment are charged to expense as incurred.

Depreciation is provided on a straight-line basis over the estimated economic lives of the assets as follows:

  Buildings                          33 years
  Machinery and equipment            15 years
  Tools, fittings, furniture and fixtures 4 to 8 years

Foreign Currency Translation. The financial statements of foreign subsidiaries and equity investments have been translated into Italian Lire in accordance with FASB Statement No. 52, Foreign Currency Translation. All balance sheet accounts have been translated at the exchange rate

                            Syntech S.p.A. and Subsidiaries
                        Notes to Consolidated Financial Statements
                                   December 31, 1996
                   (in millions of Italian Lire unless indicated otherwise)

in effect at year-end. Income statement accounts have been translated using the average exchange rate for the year. The accumulated effect of the gains and losses resulting from changes in exchange rate through December 31, 1996, has been insignificant.

Foreign Currency Transactions. Transactions denominated in foreign currencies are recorded at the exchange rate of the relevant transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate in effect at year-end. The translation gains and losses are included in income.

Income Taxes. Income taxes have been recorded using the liability method in accordance with FASB Statement No 109, Accounting for Income Taxes. Accordingly, the deferred income tax assets and liabilities reported in the balance sheet reflect the tax effects of temporary differences between reported amounts of assets and liabilities for financial reporting purposes and those used for income tax purposes. Deferred tax assets are reduced by a valuation allowance, if based on the weight of evidence available, it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance has been made for the NOL of the US subsidiary.

Research and Development Costs. All research and development costs are charged to earnings as incurred.

Lease agreements. Lease agreements are accounted in accordance with FASB Statement No. 13, Accounting for Leases. Assets utilized under a lease agreement classified as a capital lease have been capitalized under property, plant and equipment. The amount capitalized as property, plant and equipment represents the purchase cost of the assets which is depreciated over their estimated economic lives and the amount of the obligation reported as a liability in the balance sheet represents the present value of the lease obligation. Rentals for lease agreements classified as operating leases are charged to expense over the lease term.

Long-lived assets. In March 1995, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, was issued. That Statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of.

The Group adopted this Statement starting from 1996 and the effect of the adoption was not material because the Company s prior impairment recognition practice was consistent with the major provisions of the recently issued statement.

                   Syntech S.p.A. and Subsidiaries
             Notes to Consolidated Financial Statements
                          December 31, 1996
       (in millions of Italian Lire unless indicated otherwise)


Statement of Cash Flows. The Company's short-term borrowings arise primarily under its bank overdraft facilities. These short-term obligations are payable on demand. The cash flows from these items are included under the caption "Net change in short-term borrowings" in the Consolidated Statement of Cash Flows.

Information Expressed in U.S. Dollars. The consolidated financial statements are stated in Italian Lire, the currency of the country in which the company is incorporated and operates. The translation of the Italian Lire amounts to U.S. Dollar amounts is included solely for the convenience of the readers and has been made at the rate of Lire 1,700 to 1 U.S. Dollar, the approximate exchange rate at July 1, 1997. Such translation should not be construed as a representation that the Italian Lire amounts could be converted into U.S. Dollars at that or at any other rate.


3. Property, Plant and Equipment

At December 31, 1996, property, plant and equipment consist of the following:


Land                                           953
Buildings                                   12,431
Machinery and equipment                     43,684
Tools, fittings, furniture and fixtures      4,552
                                            61,620
Less accumulated depreciation               32,348

Net property, plant and equipment           29,272


4. Short-term borrowings

At December 31, 1996, the Company had short-term lines of credit aggregating Lire 56,800 from banks of which Lire 34,365 were available for future use. Amounts outstanding under these lines of credits are payable upon demand. Interest paid in 1996 on bank borrowings amounted to Lit. 2,534.
At year end, the weighted average interest for the bank borrowings approximated 8%.

A credit line of lire 1,000 from the bank Cassa Rurale Artigiana S. Albano is guaranteed by Gestin S.r.l. for the same amount.

In addition, at December 31, 1996, the Company had a credit line of Lire 2,000 granted by Gestin S.r.l., of which Lire 1,300 was utilized. The credit line carried a variable annual interest rate based on the Italian official rate of discount plus 1.5%. The average interest rate applied in 1996 was 9%.
The full amount utilized was reimbursed by February 1997 and the credit line subsequently cancelled.

                     Syntech S.p.A. and Subsidiaries
              Notes to Consolidated Financial Statements
                          December 31, 1996
       (in millions of Italian Lire unless indicated otherwise)


5. Long-term Debt

Long-term debt consisted of the following at December 31, 1996:

-    Mortgage loan from Banca Mediocredito S.p.A. of original Lire
     1,500, repayable from September 15, 1997, to March 15, 2005, in equal semi-annual installments, bearing annual interest at
     variable rate, 8% at December 31, 1996.                           1,500

-    Loan from Mediocredito Piemontese S.p.A. of original Lire
     1,000, repayable from September 30, 1993 to September 30,
     1999 in equal semi-annual installments, bearing annual interest
     at variable rate, 8.3% at December 31, 1996.                        462

-    Notes payable to Banca Mediocredito S.p.A.- Federbanca of
     original Lire 700, repayable from March 7, 1994 to September
     7, 1998 in equal semi-annual installments, bearing annual
     interest at rate of 11.8%                                           330

-    Loan from Cassa di Risparmio di Verona of original Lire 350, repayable from March 31, 1997 to December 31, 1999, in equal semi-annual installments, bearing annual interest at variable rate,
     6.5% at December 31, 1996.                                          350

-    Mortgage loan from Banca Mediocredito S.p.A. of original Lire
     600, repayable from March 31, 1995 to March 31, 2000, in semi-
     annual installments, bearing annual interest at variable rate, 7.3%
     at December 31, 1996.                                               429

-    Notes payable issued in accordance with an Italian Government incentive program (Sabatini notes) repayable on various dates through May 1998, bearing annual interest of 11%, net of
     subsidies from the Italian Government.                            2,577

-    Other loans (three, of which one of Lire 169 repaid in January
     1997)                                                               307

Total                                                                  5,955
Less current portion                                                  (2,861)
Long-term portion                                                      3,094

                    Syntech S.p.A. and Subsidiaries
              Notes to Consolidated Financial Statements
                           December 31, 1996
       (in millions of Italian Lire unless indicated otherwise)


5. Long-term Debt (cont'd)

Maturities of long-term debt over the next five years and thereafter, at December, 1996 are as follows:

                    1997           2,861
                    1998           1,351
                    1999             635
                    2000             263
                    2001             189
                    Thereafter       656

                    Total          5,955


  The two long-term loans from Banca Mediocredito S.p.A. (in the aggregate amount of Lire 1,929 at December 31, 1996) are guaranteed by mortgages on certain property, plant and equipment. The notes payable under the Government incentive program (Sabatini notes) are secured by a lien on the assets acquired by the Company with the proceeds of such loans. The other loans are secured by guarantees issued by Gestin S.r.l.


  6. Debentures held by Gestin S.r.l.

  The debentures held by Gestin S.r.l. due in 2007 were issued at face value in 1987 and could be redeemed at any time by the Company without any premium. These debentures carried annual interest based on the Italian official discount rate, plus 0.5%. The average interest rate applied in 1996 was 8.8%.

  On January 1, 1997, the Company redeemed the full amount of the debentures and, accordingly, such debentures have been presented as current liabilities in the accompanying consolidated financial statements.


  7. Termination Indemnities

  The liability for termination indemnities relates to the employees of the Italian operations. In accordance with Italian severance pay statutes, an employee benefit is accrued for service to date and is payable immediately upon separation. The termination indemnity liability is calculated in accordance with local civil and labor laws based on each employee's length of service, employment category and remuneration. The termination liability is adjusted annually by a cost-of-living index provided by the Italian Government. There is no vesting period or funding requirement associated with the liability.

                    Syntech S.p.A. and Subsidiaries
              Notes to Consolidated Financial Statements
                           December 31, 1996
       (in millions of Italian Lire unless indicated otherwise)


  7. Termination Indemnities (cont'd)

  The liability recorded in the balance sheet is the amount to which, the employee would be entitled if the employee separates immediately. The charge to earnings for the year ended December 31, 1996, amounted to Lire 651.

  Certain employees of Syntech Inc. operations in the United States participate in a 401(k) retirement plan. Employees may contribute specified portion of eligible salary and Syntech must match 50% of those contributions up to certain limits. Contributions by Syntech for the year ended December
  31, 1996, were not significant.


  8. Shareholders' Equity

  Included in retained earnings at December 31, 1996 is an amount of Lire 188 representing a legal reserve. Italian law requires that a minimum of 5% of annual net income be set aside as a legal reserve until such reserve equals 20% of share capital. This reserve is not available for distribution.

  Dividends are payable to the extent of retained earnings recorded in the Italian books. The amount available for distribution amounted to Lire 939 at December 31, 1996.


  9. Income Taxes

  Income before income taxes and the provision for income taxes consisted of the following for the year ended December 31, 1996:

  Income before income taxes, primarily Italy           4,429
  Provision for income taxes
      Current                                           1,060
      Deferred                                            735
  Total                                                 1,795

                    Syntech S.p.A. and Subsidiaries
               Notes to Consolidated Financial Statements
                            December 31, 1996
        (in millions of Italian Lire unless indicated otherwise)


   9. Income Taxes (cont'd)

   A reconciliation between the tax provision computed at the Italian statutory tax rate of 53.2% and the consolidated tax provision is as follows:

   Tax provision at the Italian Statutory tax rate  of 53.2.%           2,356
   Tax benefit of parent company write-down of investment in
   foreign subsidiary allowable for Italian current income taxes only    (594)
   Aggregate effect of different tax rates in foreign jurisdictions       (79)
   Effect of lower tax rate than 53.2% on equity in earnings of Italian
    equity investee                                                       (75)
   Permanent differences: non-deductible expenses                         187
   Tax provision in consolidated statement of income                    1,795
   Effective consolidated tax rate                                      40.5%

  Deferred income taxes reflect the net tax effect of temporary differences between the tax basis of assets and liabilities and their reported amount in the financial statements.

  Principal items comprising net deferred income tax liabilities as of December 31, 1996 are:

  Net operating loss carryforward of U.S. subsidiary               877
  Allowance for wastes disposal                                     90
  Allowance for doubtful accounts                                  516
  Allowance for inventory obsolescence                             213
  Agents indemnities                                               106
  Lifo-Fifo difference                                             170
  Unrealized intercompany profit in inventory                       99
  Reduction of write-up of fixed assets                            231
  Elimination of accelerated depreciation                       (4,143)
  Net effect of capital lease                                   (1,125)
  Miscellaneous items                                             (137)
                                                                (3,103)
  Valuation allowance                                             (877)
                                                                (3,980)

                    Syntech S.p.A. and Subsidiaries
              Notes to Consolidated Financial Statements
                           December 31, 1996
       (in millions of Italian Lire unless indicated otherwise)


  At December 31, 1996, the Company's subsidiary in the United States had a net operating loss of U.S. $ 1,455 thousand (Lire 2,258) for income tax purposes. NOL's of U.S. $219 thousand, U.S. $517 thousand, and U.S. $719 thousand, will expire in the years 2009, 2010 and 2011, respectively. For financial reporting purposes a valuation allowance has been recognized for the full amount of the NOL.

  A valuation allowance has not been provided against other deferred tax assets because management believes that such deferred tax assets will be realized in the future.

  No provision for income taxes has been made on undistributed earnings of the France consolidated subsidiary because of the immateriality of such earnings.


  10.  Commitments

  The Company leases an industrial site (plant and equipment) of S. Albano Stura under a capital lease agreement. The assets had been owned by the Company until October 1990 when they were sold at a price equal to their book value to a related party who immediately thereafter sold the assets to a third party, the present owner and lessor of the assets. The gains recognized on the sale by the related party was not significant. The assets may be acquired upon expiration of the lease in the year 1999 at a bargain price, and the Company intends to exercise its option to purchase the assets.

  Property, plant and equipment includes the following amounts that have been capitalized at December 31, 1996, in connection with the capital lease described above. The amounts capitalized and the accumulated amortization thereof as of December 31, 1996 are:

     Land                                771
     Buildings                         8,162
     Machinery and equipment             235
                                       9,168
     Less allowance for amortization   4,351
                                       4,817

  Amortization of leased assets is included in depreciation and amortization expense and accumulated depreciation.

  The Company leases certain equipment under noncancellable operating lease arrangements. These leases expire in 1997 and 1998.

  Future minimum payments under the capital lease and noncancellable operating leases with initial terms of one year or more consisted of the following at December 31, 1996.

                    Syntech S.p.A. and Subsidiaries
               Notes to Consolidated Financial Statements
                            December 31, 1996
        (in millions of Italian Lire unless indicated otherwise)


  10.  Commitments (Cont'd)

                                          Capital          Operating
                                          Leases             Leases
1997                                       1,250              324
1998                                       1,250              110
1999                                         548

Total minimum lease payments               3,048              434
Amounts representing interest                503
Present value of net minimum lease payment
 (including current portion of Lire 931)   2,545


  11.  Contingencies

  The Company, in June 1997, received a claim for unfair competition from its major Italian competitor in the field of powder resins for an amount of Lire 1,000 due to the hiring, in 1996, of the production manager and of the quality control manager of the competitor.

  The Company is also involved in few other legal proceedings arising in the normal course of business. Management believes that, based on advise of legal counsel, the outcome of all of those proceedings will not have any material adverse effect on the Company s financial statements.


  12.  Foreign Operations and Exports

  Approximately 95% of the Company's consolidated identifiable assets are dedicated to operations in Italy, and approximately 94% of the consolidated sales were generated by the Company's operations in Italy.

  Export sales from Italy for the year ended December 31, 1996, amounted to Lit. 61,300, approximately 43% of consolidated sales. Export sales were made to unaffiliated customers in the following geographic areas:

  Europe, excluding Italy                49,500            34.8%
  United States                           7,800             5.5%
  Rest of the world                       4,000             2.8%
  Total                                  61,300            43.1%


                     Syntech S.p.A. and Subsidiaries
               Notes to Consolidated Financial Statements
                            December 31, 1996
        (in millions of Italian Lire unless indicated otherwise)


  13.  Financial instruments

  Concentration of credit risks

  With respect to trade accounts receivable, the risks are limited due to the credit worthiness of its customers and the relatively large number of entities comprising the Company's customer base. The Company has not experienced significant losses from uncollectible accounts. There is no single customer that accounts for more than 10% of consolidated sales.

  Fair value of financial instruments

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Accounts receivable and accounts payable. The carrying amounts reported in the balance sheet for accounts receivable and payable approximate their fair value.

  Bank borrowings and long-term debt. The carrying amounts of the Company's borrowings under its short-term revolving credit arrangements approximate their fair value due to the short-term nature of these instruments. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current borrowing rates for similar types of borrowing arrangements.

  The carrying amounts and fair values of the Company s financial instruments at December 31, 1996, are as follows:

                                       Carrying         Fair
                                        Amount          Value
Cash                                     2,626          2,626
Accounts receivable                     40,930         40,930
Accounts payable                        32,087         32,087
Bank borrowings, including
  related parties                       23,735         23,735
Debentures held by Gestin S.r.l.         1,200          1,200
Long-term debt                           5,955          6,020


 14. Agreement not to compete

  The Company acquired from a competitor the trademarks, the trade names and certain rights to a customer list, accompanied by an agreement not to compete for a stipulated period of time. The agreement not to compete will expire in 1997. When such agreement expires the Company

                      Syntech S.p.A. and Subsidiaries
                 Notes to Consolidated Financial Statements
                            December 31, 1996
           (in millions of Italian Lire unless indicated otherwise)


  will be able to continue to sell on a nonexclusive basis. Revenue recorded in 1996 deriving from such agreement amount to approximately
  Lire 8,400. Amortization of the costs capitalized for the acquisition of such rights was Lire 290 in 1996.


  15.  Subsequent Events

  On March 4, 1997, the Company obtained a loan from Banca Mediocredito S.p.A., for a total amount of Lire 1,300, repayable in semiannual installments to December 10, 2001; the loan bears variable interest rate indexed to the market. The loan is guaranteed by a mortgage of Lire 2,600 on the property of Cola di Lazise.

  The accompanying interim financial statements of Syntech S.p.A. and subsidiaries (Syntech) do not include all disclosures normally provided in annual financial statements. These financial statements, which should be read in conjunction with the financial statements contained in Syntech's consolidated financial statements for the year ended December 31, 1996, are unaudited but include all adjustments that Syntech's management considers necessary for a fair presentation. These adjustments consist of normal recurring accruals. Interim results are not necessarily indicative of the results for the year.


                        Syntech S.p.A. and Subsidiaries
                       Consolidated Statements of Income
                         (in millions of Italian Lire)


                                         Three months ended March 31
                                         1997                   1996
Net sales                                37,802                 38,465
Other revenues                              270                    189
                                         38,072                 38,654
Costs and expenses
  Cost of sales                          29,761                 31,701
  Research                                  657                    542
  Selling                                 3,229                  2,952
  General and administrative              1,606                  1,433
  Other (income) expense, net                77                     (1)
Income from operations                    2,742                  2,027
Interest expense, net of interest income    628                  1,010
Income before provision for income taxes  2,114                  1,017
Provision for income taxes                1,221                    519
Net income for the period                   893                    498

                     Syntech S.p.A. and Subsidiaries
                       Consolidated Balance Sheet
                     (in millions of Italian Lire)

                                                               March 31,
                                                                 1997
ASSETS
Current assets
  Cash                                                           1,400
  Accounts receivable, less allowances for doubtful accounts    41,147
  Inventories
     Finished products                                           6,259
     Raw materials                                               5,090
                                                                11,349
  Accounts receivable-affiliates                                   990
  Taxes receivable                                                 402
  Deferred income taxes                                            646
  Other current assets                                           1,527
Total current assets                                            57,461
Property, plant and equipment                                   62,135
Less accumulated depreciation                                  (33,324)
                                                                28,811
Investments in, and advances to, equity investees                2,728
                                                                89,000
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term borrowings from banks                              20,746
  Trade accounts payable                                        33,849
  Current portion of long-term debt                              2,840
  Current portion of capital lease obligation                      968
  Income taxes payable                                           1,009
  Payable to affiliates                                            386
  Accrued expenses                                               2,605
  Other current liabilities                                      2,852
Total current liabilities                                       65,255
Long term debt less current portion                              2,432
Capital lease obligation less current portion                    1,361
Termination indemnities                                          3,334
Deferred income taxes                                            4,929
Shareholders' equity
  Common stock                                                   5,220
  Additional paid-in capital                                        26
  Foreign currency translation                                      53
  Retained earnings                                              5,497
  Net income                                                       893
                                                                11,689
                                                                89,000

                     Syntech S.p.A. and Subsidiaries
                  Consolidated Statements of Cash Flows
                      (in millions of Italian Lire)
                                               Three months ended March 31,
                                                   1997           1996
Operating activities
  Net income                                           893             498
  Adjustments to reconcile net income to net
    cash provided (used) by operating activities:
    Depreciation and amortization                      976             909
    Deferred income taxes                              303             201
    Provision for termination indemnities, net         122             156
    Provision for doubtful accounts                     70              79
    Equity in earnings of equity investees             (32)            (23)
    Changes of operating assets and liabilities:
      Accounts receivable                             (286)            783
      Inventories                                     (115)            835
      Trade accounts payable                         1,763           1,928
      Increase in other current assets                (423)         (2,820)
      Increase in current liabilities                1,292           1,836
   Net cash provided by operating activities         4,563           4,382

Investing activities
   Additions to property, plant and equipment         (515)         (1,192)
   Net cash used in investing activities              (515)         (1,192)

Financing activities
   Net change in short-term borrowings              (1,816)         (5,782)
   Payments on short-term borrowings from
     Gestin S.r.l.                                  (1,300)
   Payments on long-term debt and capital
     lease obligation                                 (958)         (1,213)
   Proceeds from long-term debt                                      1,500
   Reimbursement of debenture notes                 (1,200)
   Net cash used in financing activities            (5,274)         (5,495)
   Net decrease in cash and cash equivalents        (1,226)         (2,305)
   Cash at beginning of year                         2,626           2,830
   Cash at end of year                               1,400             525

                     MCWHORTER TECHNOLOGIES, INC.

                                  AND

                    SYNTECH S.p.A. AND SUBSIDIARIES



               PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                              (UNAUDITED)


                       McWhorter Technologies, Inc.
                  Pro Forma Consolidated Balance Sheet
                            April 30, 1997
                              (Unaudited)
                        (Dollars in thousands)


                        McWhorter      Syntech S.p.A.   Pro Forma   Pro Forma
                    Technologies, Inc. June 30, 1997(a) Adjustments Consolidated
                      April 20, 1997                      DR (CR)
ASSETS
Current assets
  Cash                     $1,461             $1,379                   $2,840
  Accounts receivable      46,479             29,168                   75,647
  Inventories              23,242              7,024                   30,266
  Other current assets      5,907              2,265                    8,172
                           77,089             39,836                  116,925
Net property, plant and
  equipment                73,248             16,725    $12,300(c)    102,273
Other assets                9,407              1,571     35,941(c)     46,919
                         $159,744            $58,132    $48,241      $266,117

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt         $ 7,697            $16,717                  $24,414
  Trade accounts payable   25,580             22,190                   47,770
  Accrued liabilities      10,259              4,286    ($1,893)(b)    16,438
                           43,536             43,193     (1,893)       88,622
Long-term debt, less current
  portion                  19,123              2,586    (47,107)(b)    68,816
Deferred income taxes      11,299              3,037     (6,544)(c)    20,880
Other liabilities           2,456              2,013                    4,469
Shareholders' equity
  Common stock                110              3,076      3,076(c)        110
  Additional paid-in
    capital                10,805                 15         15(c)     10,805
  Retained earnings        83,952              4,186      4,186(c)     83,952
  Currency translation
    adjustments              (440)                26         26(c)       (440)
  Restricted stock awards  (1,463)                                     (1,463)
  Treasury stock, at cost  (9,634)                                     (9,634)
                           83,330              7,303      7,303        83,330
                         $159,744            $58,132   ($48,241)     $266,117


               See notes to Pro Forma Consolidated Balance Sheet

                      McWhorter Technologies, Inc.
                 Pro Forma Consolidated Statement of Income
                      Year Ended October 31, 1996
                              (Unaudited)
              (Dollars in thousands, except per share amounts)


                    McWhorter       Syntech S.p.A.    Pro Forma
                 Technologies,Inc.   Year ended      Adjustments  Pro Forma
                   Year ended     December 31, 1996    DR (CR)    Consolidated
                 October 31, 1996         (a)            (b)
Net sales                $315,925         $92,127                   $408,052
  Costs and expenses:
    Cost of sales         267,161          73,669     $1,230 (c)     342,060
    Research                7,469           1,494                      8,963
    Selling, general
     and administrative    16,368          12,265      1,377 (c)      29,510
                                                        (500)(d)
    Other expense(income),
      net                      25            (434)                      (409)
Income from operations     24,902           5,133      2,107          27,928
Interest expense, net       1,653           2,261      2,874 (e)       6,788
Income before income taxes 23,249           2,872      4,981          21,140
Income tax expense
  (benefit)                 9,416           1,164     (1,926)(f)       8,654
Net income                $13,833          $1,708     $3,055         $12,486
Net income per share        $1.32                                      $1.19
Weighted average shares
  outstanding          10,484,279                                 10,484,279


           See notes to Pro Forma Consolidated Statements of Income

                          McWhorter Technologies, Inc.
                  Pro Forma Consolidated Statement of Income
                        Six Months Ended April 30, 1997
                                 (Unaudited)
                (Dollars in thousands, except per share amounts)

                       McWhorter        Syntech,S.p.A.    Pro Forma
                   Technologies, Inc.  June 30,1997(a)   Adjustments  Pro Forma
                     April 30, 1997                       DR(CR)(b) Consolidated
Net sales                  $152,416           $46,396                 $198,812
 Costs and expenses:
   Cost of sales            128,831            36,870        $615(c)   166,316
   Research                   4,124               734                    4,858
   Selling, general and
     administrative           7,957             5,888         689(c)    14,284
                                                             (250)(d)
   Other expense (income),
     net                        964              (254)                     710
  Income from operations     10,540             3,158       1,054       12,644
  Interest expense, net         661               742       1,437(e)     2,840
  Income (loss) before
    income taxes              9,879             2,416       2,491        9,804
  Income tax expense          3,489             1,451        (963)(f)    3,977
  Net income                 $6,390              $965      $1,528       $5,827
  Net income per share       $  .61                                     $  .56
  Weighted average shares
    outstanding          10,469,426                                 10,469,426


            See notes to Pro Forma Consolidated Statements of Income

  Notes to Pro Forma Consolidated Balance Sheet


  The unaudited Pro Forma Consolidated Balance Sheet has been prepared from the unaudited April 30, 1997 balance sheet of McWhorter Technologies, Inc. and the unaudited June 30, 1997 balance sheet of Syntech S.p.A. and gives effect to the following:

   (a)       Translated to U.S. dollars at the June 30, 1997 rate of 1,697
               Italian Lire equals one U.S. dollar.

   (b)       Amount reflects the cash purchase price of $47,107,000 and the debt and expenses associated with the acquisition.

   (c)       To reflect the estimated allocation of the purchase price in excess of net assets acquired to fixed assets, including the deferred tax effect, and goodwill.

               Notes to Pro Forma Consolidated Statements of Income
         Year Ended October 31, 1996 and Six Months Ended April 30, 1997


  The unaudited Pro Forma Consolidated Statement of Income for the year ended October 31, 1996 has been prepared from the audited October 31, 1996 Statement of Income of McWhorter Technologies, Inc. and the audited December 31, 1996 Statement of Income of Syntech S.p.A. The unaudited Pro Forma Consolidated Statement of Income for the six months ended April 30, 1997 has been prepared from the unaudited Statement of Income for the six months ended April 30, 1997 for McWhorter Technologies, Inc., and the unaudited Statement of Income for the six months ended June 30, 1997 for Syntech S.p.A. The adjustments give effect to the following:

   (a) Translated to U.S. dollars at the average rates of 1,542 and 1,664 Italian Lire equals one U.S. dollar for the periods ended December 31, 1996 and June 30, 1997, respectively.

   (b) Pro forma adjustments do not include certain cost synergies that management believes will be realized as a result of manufacturing certain products in the U.S., raw material cost savings and integration within Europe.

   (c) Amount reflects the amortization of the excess purchase price over the net book value of the assets acquired. The step-up of $30,200,000 has been allocated on an estimated basis between fixed assets and goodwill. The amount allocated to fixed assets is being amortized over 10 years and goodwill is amortized over 40 years. Also included is the amortization of a noncompete agreement over its contractual life of 15 years.

   (d) Amount reflects estimated cost savings from the substantially completed consolidation of Syntech S.p.A. s operations in U.S. with existing operations of the Company.

   (e) Amount reflects pro forma interest on borrowings to fund the acquisition of Syntech S.p.A.

   (f) Amount reflects the tax effect of the pro forma adjustments reflected in the Unaudited Pro Forma Consolidated Statement of Income. The effective tax rate reflects the permanent difference for nondeductible amortization of goodwill.